EXHIBIT 8

Escrow Services Agreement

This Escrow Services Agreement (this “Agreement”) is made and entered into as of September 10, 2019, by and between Befumo & Schaeffer, PLLC, a professional limited liability company formed and existing under the laws of Washington, DC, USA (“Escrow Agent”) and World Tree USA, LLC, a limited liability company formed and existing under the laws of Nevada, USA (the “Issuer”).

Recitals

WHEREAS, the Issuer proposes to offer for sale and sell securities (the “Securities”) to prospective investors (“Subscribers”), as disclosed in its offering materials, in an offering exempt from registration under Regulation A+ under the Securities Act of 1933, as amended, (the “Offering”), in the amount of at least $50,000 USD (the “Minimum Amount of the Offering”) and up to the maximum amount of $10,000,000 USD (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement.

WHEREAS, Escrow Agent agrees to serve as third-party escrow agent for the Subscribers with respect to such Escrow Account (as defined below) in accordance with the terms and conditions set forth herein.

Agreement

NOW THEREFORE, in consideration for the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties herby agree as follows:

1.

Establishment of Escrow Account. Prior to the Issuer initiating the Offering, and prior to the receipt of the first Subscriber funds, Escrow Agent shall establish an account for the Issuer (the “Escrow Account”). All parties agree to maintain the Escrow Account and Escrow Amount (as defined below) in a manner that is compliant with banking and securities regulations. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

2.

Escrow Period. The escrow period (“Escrow Period”) shall begin with the commencement of the Offering, which shall not occur prior to SEC qualification of the Issuer’s offering circular on Form 1-A, as amended, and shall be held in the Escrow Account for the benefit of Subscribers, upon the earlier to occur of the following:

a.

The date upon which the Minimum Amount of the Offering is received, in bona fide transactions that are fully paid for with cleared funds, which is defined to occur when Escrow Agent has received gross proceeds of at least Minimum Offering Amount that have cleared in the Escrow Account and the Issuer has instructed a partial or full closing on those funds.; or

b.	The termination date of the Offering as set forth in the Issuer’s offering circular on Form 1-A, as amended; or

c.	The date upon which a determination is made by Issuer and/or their authorized representatives, to terminate the Offering; or.

d.	Escrow Agent’s exercise of the termination rights specified in Section 8.

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During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum Amount of the Offering to such investors in bona fide transactions that are fully paid and cleared.

3.

Deposits into the Escrow Account. Subscribers will be directed by the Issuer and its agents to transmit their subscription amounts directly to the Escrow Account to be held for the benefit of Subscribers in accordance with the terms of this Agreement and applicable regulations. Subscribers will transfer funds directly to the Escrow Agent for deposit into the Escrow Account. Escrow Agent shall hold such funds, and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account. Issuer shall promptly, concurrent with any new or modified Subscription Agreement and/or offering documents, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours after receipt of funds

* Checks — 10 days after deposit

Notwithstanding the foregoing, cleared funds remain subject to internal compliance review in accordance with internal procedures and applicable rules and regulations. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent, in its sole and absolute discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

4.

Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum Amount of the Offering prior to the termination of the Escrow Period, Escrow Agent shall terminate the Escrow Account and make a full and prompt return of cleared funds to each Subscriber to the Offering, without deduction or interest.

In the event Escrow Agent receives cleared funds for at least the Minimum Amount of the Offering prior to the termination of the Escrow Period, and for any point thereafter and Escrow Agent receives a written instruction from Issuer, Escrow Agent shall, pursuant to those instructions, make a disbursement to the Issuer from the Escrow Account. Issuer acknowledges that there is a 24-hour (one business day) processing time once a request has been received to disburse funds from the Escrow Account.

5.

Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow Account ledger. Any and all escrow fees paid by Issuer, including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover such refunds, returns or recalls. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

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6.

Escrow Administration Fees, Compensation of Escrow Agent. Escrow Agent is entitled to escrow administration fees from Issuer as set forth in Schedule A attached hereto. All fees are charged immediately upon receipt of this Agreement and then immediately as they are incurred in Escrow Agent’s performance hereunder and are not contingent in any way on the success or failure of the Offering or transactions contemplate by this Agreement. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. Escrow Agent may also collect its fee(s), at its option, from any other account held by the Issuer at Escrow Agent. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

7.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.

It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.

This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

c.

The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.

No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

e.

It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

f.	The Offering complies in all material respects with the Securities Act of 1933 and all applicable laws, rules and regulations.

g.

Issuer shall make no representation or implication that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein.

h.	All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

8.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

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c.

Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

9.

Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Arizona, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Mesa, Arizona. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court.

10.

Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

11.

Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, (ii) any subscriber bankruptcy look-back or any other claims on any of the Escrow Amount dispersed to Issuer. (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

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12.

Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.

Escrow Agent Compliance. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement or the Escrow Account, or both, to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer might expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email. Escrow Agent may act or refrain from acting in respect of any matter referred to in this Escrow Agreement in full reliance upon and by and with the advice of its legal counsel and shall be fully protected in so acting or in refraining from acting upon advice of counsel. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safe the Escrow Amounts until directed otherwise by a court of competent jurisdiction or, (ii) interplead the Escrow Amount to a court of competent jurisdiction.

14.

Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

15.	Notices. Any notice to Escrow Agent is to be sent to shelly@befumolaw.com. Any notices to Issuer will be to wendy@worldtree.info.

Any party may change their notice or email address giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that they desire.

16.

Counterparts; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

[Signature Page Follows]

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Consent is Hereby Given: By signing this Escrow Services Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement as well as ongoing disclosures, communications, and notices.

Agreed as of the date set forth above by and between:

ISSUER

World Tree USA, LLC

By:	/s/ Wendy Burton

Name:	Wendy Burton
Title:	CEO

ESCROW AGENT Befumo & Schaeffer, PLLC

By:	/s/ Shelly Befumo
Name:	Shelly Befumo
Title:	Member

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